Exhibit 5.1

July 29, 2020

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Registration Statement”), relating to the offering and sale, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, by the selling stockholder named therein (the “Selling Stockholder”) of up to 6,306,781 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”).

The Selling Stockholder is a successor by merger to Financiere Faiveley S.A., a French société anonyme (“FinF”), and Famille Faiveley Participations S.A.S., a French société par actions simplifee (“FFP”).  FinF and FFP acquired the Selling Stockholder Shares from the Company pursuant to the Share Purchase Agreement, dated as of October 6, 2015, by and among the Company, FinF, FFP, François Faiveley, Erwan Faiveley and FW Acquisition LLC, in connection with the Company’s acquisition of all of the outstanding equity interests of the direct and indirect subsidiaries of Faiveley Transport, S.A.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the prospectus contained therein and the exhibits filed therewith (the “Prospectus”); (ii) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws; and (iii) resolutions adopted by the Board of Directors of the Company on July 26, 2015 and July 17, 2020, in each case relating to the Selling Stockholder Shares and/or the Registration Statement.  We also have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have not verified any of the foregoing assumptions or any other assumptions set forth in this opinion letter.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.

The opinions set forth above are subject to the additional assumption that the consideration paid by FinF and FFP in connection with their collective acquisition of the Selling Stockholder Shares represented an amount per Selling Stockholder Share equal to at least the par value per share of the Common Stock.

We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our prior written consent.  The foregoing opinions are (i) limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter, and (ii) being given as of the date hereof, and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur hereafter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm’s name under the caption “Legal Matters” in the Prospectus.  In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any prospectus supplement relating thereto within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L GATES LLP
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